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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into by and between ICO, Inc., a Texas corporation, and its subsidiaries and affiliates (the "Company"), and Charlotte J. Fischer, a Texas resident ("Employee"), to be effective on March 1, 2002 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Employee from and after the Effective Date, pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by the Company pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

                        ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1 The Company agrees to employ Employee, and Employee agrees to be employed by Company, beginning as of the Effective Date and continuing until the date of termination of Employee's employment pursuant to the provisions of
Article 3 ("Employment Period"), subject to the terms and conditions of the Agreement.

         1.2 As of the Effective Date, Employee shall be employed as General Counsel and Secretary of the Company. Employee agrees to serve in the assigned position or in such other capacities as may be requested from time to time by the Company, and to perform diligently and to the best of Employee's abilities the duties and services pertaining to such positions as reasonably determined by Company, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the Company.

         1.3 Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time.

         1.4 The Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder to perform faithfully and efficiently such responsibilities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that: interferes with Employee's performance of Employee's duties hereunder; is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions, including Company; or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the


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business and affairs of the Company or interfere with Employee's performance of
Employee's duties hereunder.

         1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its affiliates, and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. In keeping with Employee's fiduciary duties to the Company, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with the Company's policies and procedures.


                      ARTICLE 2: COMPENSATION AND BENEFITS:

          2.1 During the Employment Period, the Employee shall receive a base salary ("Base Salary") of One Hundred and Forty Thousand Dollars ($140,000.00) per annum, less all required deductions, including but not limited federal withholding, social security and other taxes, and payable bi-weekly on the Company's regular payroll schedule. During the Employment Period, the Base Salary may be reviewed and increased periodically. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. The Base Salary shall not be reduced after any such increase without the consent of the Employee.

          2.2 In addition to the Base Salary, the Employee may be eligible, for each fiscal year during the Employment Period, to receive a bonus, either pursuant to a bonus or incentive plan or program of the Company or otherwise, in cash in such amount as shall be determined by the Company. Employee acknowledges that any such bonus is discretionary and in the judgment of the Company and/or its Board of Directors (the "Board"). Each such Annual Bonus, if any, shall be payable in January of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless otherwise agreed between the Company and the Employee.

          2.3 In addition to the Base Salary and bonus payable as hereinabove provided, the Employee shall be entitled to participate, during the Employment Period, in all incentive, savings and retirement plans and programs afforded to salaried employees of the Company.

          2.4 During the Employment Period, the Employee and/or the Employee's dependent family, as the case may be, shall be entitled to participate in the benefit plans afforded to salaried employees of the Company, including, without limitation, all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Company, to the extent Employee is otherwise eligible under the terms and conditions of the applicable plan or policy, and as such benefit plans or policies may be from time to time be amended, modified or terminated by the Company without prior notice. This Agreement shall not be construed to limit in any respect the Company's right to establish, amend, modify or terminate any benefit plan or policy.


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          2.5 During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies and procedures of the Company as in effect immediately preceding the Effective Date or as in effect at any time thereafter with respect to other salaried employees.

          2.7 During the Employment Period, the Employee shall be entitled to use of an automobile (BMW 325cic or comparable) at the Company's expense; however, in the event that the Company implements a Company-wide or department-wide policy change eliminating Company-provided vehicles, the Employee shall receive a vehicle allowance equivalent to the Company's then current payments for Employee's company car and vehicle insurance.

          2.8 During the Employment Period, the Employee shall be entitled to three (3) weeks of annual paid vacation.

          2.9 Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


                   ARTICLE 3: TERM; TERMINATION OF EMPLOYMENT
                        AND EFFECTS OF SUCH TERMINATION:

         3.1 The term of this Agreement shall begin on the Effective Date and continue for one year (the "Term"), and shall thereafter continue on a day-to-day until such time as either party shall give notice to the other that no further automatic extensions shall occur, in which event this Agreement shall terminate upon the provision of such notice, and the provisions of Section 3.6 shall be applicable.

         3.2 Employee's employment with Company shall be terminated: (i) upon the death of Employee; (ii) upon Employee's Retirement (as defined below); (iii) upon Employee's Permanent Disability (as defined below); or (iv) at any time by Company upon notice to Employee, or by Employee upon two (2) weeks notice to Company, for any or no reason.

         3.3 If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the severance payment set forth in Section 3.6 hereof:

                  (a)    Death.

                  (b) Retirement. "Retirement" shall mean either (i) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Company's retirement policy), or (ii) the voluntary termination of Employee's employment by Employee in accordance with Company's early retirement policy for other than Good Reason (as defined below).


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                  (c)    Permanent Disability. "Permanent Disability" shall mean
                         Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Board of Directors.

                  (d) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Employee.

                  (e) Termination of Employee's employment by Company for Cause. The term "for Cause" shall mean: (i) any act or acts of dishonesty or fraud; (ii) conviction of a felony; (iii) a knowing substantial violation of any written policy of the Company or applicable to Company's operations; (iv) violations of applicable laws, rules or regulations that expose the Company to damages or liability; (v) any failure by Employee to correct and remedy any significant performance deficiency or work performance problem within thirty
                         (30) days following notice by Company to Employee of such deficiency or problem; and (vi) breach of fiduciary duty.

         In the event Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this
Section 3.3. Employee, or Employee's estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination, and shall be entitled to any individual bonuses or individual incentive compensation declared but not yet paid but payable under Company's plans for years prior to the year of Employee's termination of employment, and any bonus or incentive compensation declared and payable but not yet paid for the year in which Employee terminates employment.

         3.4 Employee agrees that all disputes relating to Employee's termination of employment, including, without limitation, any dispute as to "Cause" or "voluntary termination" and any claims or demands against Company based upon Employee's employment for any monies, shall be resolved through a dispute resolution process as provided in Section 5.5 hereof. The decisions as to whether and as of what date Employee has become permanently disabled are delegated to the Board of Directors for determination, and any dispute of Employee with any such decision shall be limited to whether the Board of Directors reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Company, except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company.

         3.5 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including Employee's obligations under Article 4.



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         3.6 In the event that this Agreement is terminated by Company during the initial one-year Term, other than for Cause (as defined in Section 3.3(e)), then upon such termination the Employee shall be entitled to receive a severance payment in the amount of one times the Employee's Base Salary immediately prior to such termination. In the event this Agreement is not renewed as a consequence of a termination notice from the Company to Employee (other than for Cause) pursuant to Section 3.1, then upon such termination the Employee shall be entitled to receive a severance payment in the amount of one times the Base Salary immediately prior to such termination.


                                   ARTICLE 4:
                OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
                          AND CONFIDENTIAL INFORMATION;
                            NON-COMPETITION AGREEMENT

         4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Company or any of its affiliates (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to the business, products or services of Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of Company or its affiliates, as the case may be.

         4.2 Employee acknowledges that the businesses of Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Company or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after Employee's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Employee's employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent


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jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Company of his intent to disclose any such confidential business information in such context so as to allow Company or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Company which contain or disclose confidential business information or trade secrets of Company or its affiliates shall be and remain the property of Company, or its affiliates, as the case may be. Upon termination of Employee's employment by Company, for any reason, Employee shall promptly deliver the same and all copies thereof, to Company.

         4.4 For purposes of this Article 4 only, "affiliates" shall mean entities in which Company has a 10% or more direct or indirect equity interest.

         4.5 To enable Employee to perform the duties contemplated by this Agreement, the Company promises that it will disclose confidential information to Employee within the term of this Agreement as defined in Article 3.1 of this Agreement and before termination of the employment relationship established by this Agreement. To the extent that Employee has been employed by the Company prior to the execution of this Agreement, the Company promises that it will disclose to Employee additional confidential information beyond any information to which Employee had access prior to the execution of this Agreement. In return for and ancillary to the promise made by the Company to make such disclosure, Employee hereby makes a reciprocal promise designed to enforce the Company's interest in protecting its confidential information and its goodwill. Accordingly, Employee promises to comply with the obligations set forth in
Article 4.1 through 4.4. Furthermore, Employee agrees that, during Employee's employment with the Company and/or its affiliates, and for one (1) year following the end of employment with the Company for any reason, Employee will not, directly or through any other person, firm or corporation:

                  (a) perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

                  (b) be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

                  (c) call on or otherwise communicate with any customer or prior customer of the Company, and/or of Company's parent, subsidiaries, or affiliates, including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the Company and/or Company's parent, subsidiaries, or affiliates; and/or

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                         (d) do anything to interfere with the normal operation
                         of the Company's business, including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of the Company to leave the Company.

For purposes of this Section, the term "Competing Enterprise" shall mean any person or any business organization of whatever form, excluding the Company and/or the Company's affiliates, engaged directly or indirectly within a 100-mile radius of Houston, Texas, or any other facility, now or then existing, of the Company and/or the Company's affiliates, in any business or enterprise which relates to or involves: (i) the inspection, reconditioning, or corrosion control of new or used tubular goods or sucker rods used in the oil and gas industries as conducted by ICO and/or its affiliates including ICO Worldwide, Inc.; or (ii) the production of concentrates or compounds or other processing services related to polymer products as conducted by ICO and/or its affiliates including Wedco, Inc. and Bayshore Industrial, Inc.


                            ARTICLE 5: MISCELLANEOUS:

         5.1 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing, and shall be deemed to have been duly given when received by or tendered to Employee or Company, as applicable, by prepaid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Company, to the attention of the Board of Directors of Company 5333 Westheimer, Suite 600 Houston, Texas 77056

                  If to Employee: to Employee's last known personal residence or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         5.2 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

         5.3 No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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         5.4 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         5.5 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected in accordance with the Employment Dispute Resolution ("EDR") Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in Houston, Texas, pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. The judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration; provided, however, that Company shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA. However, either party, on its own behalf and on behalf of any other Company, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein. The parties agree that an injunction shall be in effect until the subject matter of the dispute can be resolved through mutual agreement or binding arbitration.

         5.6 This Agreement shall be binding upon and inure to the benefit of Company, to the extent herein provided, ICO and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company, other than in the case of death or incompetence of Employee.

         5.7 This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters, which is not


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embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supercedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by both the Company and the Employee.

         IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

         COMPANY:

         ICO, Inc.


         BY: /s/ TIMOTHY GOLLIN
            --------------------------------------------


         NAME:  Timothy Gollin
              ------------------------------------------


         TITLE: President/CEO
               -----------------------------------------



         EMPLOYEE:


         /s/ CHARLOTTE J. FISCHER
         -------------------------------------------
         Charlotte J. Fischer